Exhibit 99.1

MOTRICITY, INC.

AMENDED & RESTATED CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

This document amends and restates as of April 1, 2010, the Motricity, Inc. Charter of the Compensation Committee of the Board of Directors adopted on August 6th, 2009.

I. PURPOSE

The Compensation Committee (the “Committee”) shall have overall responsibility with respect to designing, approving and evaluating compensation for Executive Officers (as defined in Section III(1) below) of Motricity, Inc. (the “Company”) and for the other compensation and employment matters described herein and shall have authority to review and approve such other compensation and employment related matters, as the Committee deems appropriate. The Committee shall review and approve the Company’s overall compensation philosophy.

II. COMPOSITION

The Compensation Committee shall consist of three directors appointed by resolution of the Board of Directors of the Company (the “Board”) and shall serve at the discretion of the Board. To the extent applicable, all directors on the Committee shall satisfy the independence requirements from time to time in effect of (i) Section 162(m) of the Internal Revenue Code of 1986, as amended, for “outside directors”; (ii) Section 16 of the Securities Exchange Act of 1934, as amended, for “nonemployee directors”; and (iii) the requirements of any stock market, if any, on which the Company’s securities may be listed for “independent directors.”

The Committee’s chairperson shall be designated by a majority vote of the Committee. The Committee may form and delegate authority to sub-committees when it deems appropriate.

III. FUNCTIONS AND AUTHORITY

The functions and authority of the Committee shall include, but not be limited to:

1.

the review and approval, of any employment agreement, offer letter, retention agreement, severance/separation/release, change of control and/or relocation policies or agreements, compensation agreement or arrangement and any amendments, supplements or policy modifications thereto of (i) a current or prospective employee with a base annual salary, plus any sign-on bonus, plus the 100% annual discretionary bonus which, in aggregate, is in excess of USD (or U.S. dollar equivalent) $350,000.00; and (ii) for each executive officer of the Company, including without limitation, to the extent applicable, each officer of the Company who is a “named executive officer” as defined in Item 402(a) of Regulation S-K; (iii) each senior vice president of the Company or higher; (iv) each direct report to the Company’s Chief Executive Officer (“CEO”), excluding any non-exempt administrative staff; and (v) for such other senior officers of the Company as the Committee deems appropriate (collectively, (i), (ii), (iii), (iv) and (iv), the “Executive Officers”):

(i)	the annual base salary level;

(ii)	bonus and other annual incentives;

(iii)	options, equity grants, supplemental executive retirement plans and other long-term incentives;

(iv)	employment agreements, offer letters, term sheets, severance and/or retention arrangements, and change in control provisions/agreements, in each case to the extent applicable;

(v)	any and all policies relating to employment and/or benefits, including without limitation, relocation policies, severance and retention policies and change in control policies;

(vi)	any other perquisites or supplemental benefits, other than those available generally to salaried employees;

(vii)	any other employment, compensation, or benefit related-terms, including, without limitation, any spot bonuses;

(viii)	and

any amendments, supplements or modifications to any of the foregoing clauses (i) through (viii) or any increase in salary, bonus, equity grants, prerequisites, or other compensation paid to any Executive Officer.

2.	the evaluation of the performance of the CEO, the other Executive Officers and such other senior officers as the CEO may deem appropriate, it being understood that any such evaluation, other than that of the CEO, may be based upon an evaluation of such officer by the CEO or such other supervising officer or officers as appropriate;

3.	to the extent applicable, the review and discussion with the CEO and Chief Financial Officer on public disclosures relating to compensation matters and the issuance of a report on executive compensation in accordance with applicable rules and regulations of the Securities and Exchange Commission (“SEC”) for inclusion in the Company’s applicable filings with the SEC approved by the Committee;

4.	the authority to hire, at the Committee’s discretion, an independent consultant, accountant, legal counsel or other advisor on matters of employment, executive compensation, employee benefits or such areas of expertise as the Committee deems necessary; and to appropriate Company funds as needed with respect thereto;

5.	the oversight of, the administration of, and approval of, the grants and terms of any grants of options, restricted stock or other equity, phantom equity, or stock appreciate right awarded under the Company’s stock option, restricted stock and/or other compensation plans, including, in the sole discretion of the Committee, the delegation of authority to the Chief Executive of the Company to make such grants to non-executive officers of the company in accordance with and subject to (i) Delaware corporate law; (ii) Section 162(m) of the Internal Revenue Code; (iii) Section 16 of the Securities Exchange Act of 1934; (iv) applicable requirements of the exchange on which the shares of the Company’s common stock are listed; (v) any limits or restrictions contained in any of the plans or other documents governing any such grants, including, without limitation, relating to the availability of shares; and (vi) any other guidelines, procedures or restrictions imposed by the Committee;

6.	the approval of any non-customary compensation, payment, equity grant or award, severance, relocation, perquisite or other benefit outside the terms and conditions contained in any applicable plan relating thereto that is approved by the Committee, which has cash value, individually in excess of USD (or U.S. dollar equivalent) $10,000.00 or in aggregate, in excess of USD (or U.S. dollar equivalent) $50,000.00.

7.	the approval, adoption, amendment and/or termination of any Company employee incentive plans, including without limitation, (i) the corporate incentive plan or other bonus plan (including without limitation, “spot” or “one-time bonuses”; (ii) the sales incentive plan; (iii) any plan relating to the grant of restricted stock, phantom stock, stock appreciation rights, options or other equity awards or equity based compensation, and all other employee incentive plans (the “Incentive Plans”);

8.	the annual review and approval of all Company human resources plans, arrangements and policies including contributions to same including, without limitation: (i) defined contribution plans (e.g. 401k); (ii) defined benefit pension plan(s); (iii) all employee health and medical plans; (iv) other benefits, relocation policies or programs, incentives, programs, favors of any kind, financial or otherwise, in the case of this clause; and (v) any other compensatory plan, arrangement or benefit with a value, for an individual participant in excess of USD (or U.S. dollar equivalent) $50,000.00 annually or in the aggregate, in excess of USD (or U.S. dollar equivalent) $200,000.00 annually or such other amounts as may otherwise determined by the Committee;

9.	the review and the recommendation of compensation to be paid to any member of the Board of Directors to the full Board of Directors for review and approval;

10.	to the extent it deems appropriate, to review and establish the peer group of companies to benchmark an Executive Officer’s compensation and any of the Company’s compensation programs against;

11.	review the Company’s incentive and compensation programs to conduct a risk assessment;

12.	determine whether to adopt any stock ownership guidelines for the Executive Officers and to monitor compliance with such guidelines to the extent applicable;

13.	to annually review the Committee’s Charter and to adopt any revisions or restatements thereof in the discretion of the Committee; and

14.	any other matters delegated to the Committee by the Board.

IV. MEETINGS

The Committee will hold meetings as and when the Committee deems appropriate upon the request of any member of the Committee. Notice of any meetings shall be given by mailing or delivering such notice to each member of the Committee at such member’s business address or by telephone conversation with such member not less than forty-eight (48) hours before the meeting. Any such notice shall include a brief description, in reasonable detail, of the matters to be discussed at such meeting and if any documents are to be approved at such meeting, such documents shall be provided simultaneously with such notice. Meetings may be held without notice if (i) all of the members are present and do not object to the lack of sufficient notice; or (ii) those not present, waive notice before or after the meeting.

The Committee may meet by in-person, by audio conference or video conference. A majority of the members of the Committee, or a subcommittee formally appointed by a majority of the members of the Committee, shall constitute a quorum for the transaction of business at a meeting. The vote of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee or such subcommittee (if applicable). Any action that may be taken at a meeting of the Committee may be taken without a meeting if a consent in writing setting forth the action to be taken, shall be signed by all the members of the Committee in counterpart or otherwise and filed with the Corporate Secretary of the Company. Such consent shall have the same force and effect as a unanimous vote of the Committee.

V. MINUTES AND REPORTS

Minutes of each Committee meeting will be kept by the Company’s General Counsel and Secretary, or in absence of the Company’s General Counsel and Secretary, a person designated by the Committee, and distributed to each member of the Committee for such member’s approval and, upon such approval, made available to other members of the Board of Directors. The Committee will report to the Board whenever so requested by the Board.

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